EXHIBIT 23.0

Consent of Independent Registered Public Accounting Firm

The Board of Directors of
FLIR Systems, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-95248, 333-102992, 333-125822, 333-160127, 333-169748, 333-176972 and 333-206204) on Form S-8 and No. 333-211275 on Form S-3 of FLIR Systems, Inc. of our reports dated February 24, 2017, with respect to the consolidated balance sheets of FLIR Systems, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2016 and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of FLIR Systems, Inc.
Our report dated February 24, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2016, contains an explanatory paragraph that states that management’s assessment of the effectiveness of internal control over financial reporting and our audit of internal control over financial reporting of FLIR Systems, Inc. excludes an evaluation of internal control over financial reporting of the acquired Innovative Security Designs, LLC, Armasight, Inc., Point Grey Research, Inc. and Prox Dynamics AS.

/s/ KPMG LLP

Portland, Oregon
February 24, 2017